BAKER TILLY

formerly
HOLTZ RUBENSTEIN REMINICK

Baker Tilly Virchow Krause, LLP
125 Baylis Road, Suite 300
Melville, NY 11747-3823
tel 631 752 7400
fax 631 752 1742
bakertilly.com

June 5, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE: Gyrodyne Company of America, Inc. & CIK #0000044689

Dear Sir or Madam:

Effective as of June 1, 2013 we are the successor to Holtz Rubenstein Reminick LLP ("HRR"), which was the independent registered public accounting firm of Gyrodyne Company of America, Inc. (the "Company").

We have read the statements made by the Company pursuant to Item 4.01 of Form 8-K, which we understand will be filed with the Securities and Exchange Commission as part of the Form 8-K dated June 5, 2013. We agree with the Company's statements concerning HRR and our Firm in such Form 8-K.

Sincerely,

Baker Tilly Virchow Krause LLP

BAKER TILLY VIRCHOW KRAUSE, LLP